Exhibit 5.2

December 5, 2014

Compass Group Diversified Holdings LLC

61 Wilton Road

Second Floor

Westport, Connecticut 06880

Re:	Compass Group Diversified Holdings LLC

Ladies and Gentlemen:

We have acted as special Delaware counsel for Compass Group Diversified Holdings LLC, a Delaware limited liability company (the “LLC”), in connection with the matters set forth herein. At your request, this opinion is being furnished to you.

For purposes of giving the opinions hereinafter set forth, our examination of documents has been limited to the examination of originals or copies of the following:

(a) The Certificate of Formation of the LLC, dated November 18, 2005, as filed in the office of the Secretary of State of the State of Delaware (the “Secretary of State”) on November 18, 2005, as amended by the Certificate of Amendment thereto, dated April 27, 2006, as filed in the office of the Secretary of State on May 2, 2006 (as so amended, the “LLC Certificate”);

(b) The Operating Agreement of the LLC, dated as of November 18, 2005, entered into by Compass Group Management LLC, as the sole member of the LLC (the “Initial Member”);

(c) The Amended and Restated Operating Agreement of the LLC, dated as of April 25, 2006, entered into between Compass Diversified Trust, a Delaware statutory trust (the “Trust”), and the Initial Member, as the members of the LLC;

(d) The Registration Statement on Form S-3 (the “Registration Statement”), filed with the Securities and Exchange Commission on December 5, 2014, including a related preliminary prospectus (the “Prospectus”), relating to the registration of (A) 8,947,000 shares representing beneficial interests of the Trust (“Shares”) previously issued by the Trust and owned by the Selling Shareholders named in the Registration Statement (the “Selling Shareholders’

Compass Group Diversified Holdings LLC

December 5, 2014

Shares”), and underlying Trust Interests of the LLC that were issued at the same time and in connection with the Shares (each, an “Outstanding Trust Interest” and collectively, the “Outstanding Trust Interests”), and (B) Shares to be issued by the Trust in an amount up to a maximum aggregate offering price of $400,000,000, and underlying Trust Interests of the LLC (each, a “New Trust Interest” and collectively, the “New Trust Interests”);

(e) The Second Amended and Restated Operating Agreement of the LLC, effective as of January 4, 2007, entered into between the Trust and the Initial Member, as the members of the LLC (jointly, the “Members”);

(f) The Third Amended and Restated Operating Agreement of the LLC, dated as of November 1, 2010, entered into between the Members, as amended by the Amendment thereto, dated as of January 1, 2012;

(g) The Fourth Amended and Restated Operating Agreement of the LLC, dated as of January 1, 2012 (the “LLC Agreement”), entered into between the Members;

(h) The Unanimous Written Consent of the Board of Directors of the LLC, dated December 6, 2005;

(i) Resolutions of the Board of Directors of the LLC adopted at the special meeting of the Board of Directors held on July 11, 2006;

(j) Resolutions of the Board of Directors of the LLC adopted at the meeting of the Board of Directors held on March 28, 2007;

(k) Resolutions of the Pricing Committee of the Board of Directors of the LLC adopted at the meeting of the Pricing Committee of the Board of Directors of the LLC held on May 2, 2007;

(l) Resolutions of the Board of Directors of the LLC adopted at the meeting of the Board of Directors held on August 4, 2011;

(m) Resolutions of the Board of Directors of the LLC adopted by unanimous consent by electronic transmission on November 10, 2011;

(n) Resolutions of the Board of Directors of the LLC adopted by unanimous consent by electronic transmission on November 25, 2014;

(o) A Certificate of the Secretary of the LLC, dated as of December 4, 2014, as to certain matters; and

(p) A Certificate of Good Standing for the LLC, dated December 4, 2014, obtained from the Secretary of State.

Compass Group Diversified Holdings LLC

December 5, 2014

The Current Holders (as defined below) and the New Holders (as defined below) are hereinafter referred to each as a “Trust Interest Holder”. Capitalized terms used herein and not otherwise defined are used as defined in the LLC Agreement.

For purposes of this opinion, we have not reviewed any documents other than the documents listed in paragraphs (a) through (p) above. We have conducted no independent factual investigation of our own, but rather have relied solely upon the foregoing documents, the statements and information set forth therein and the additional matters recited or assumed herein, all of which we have assumed to be true, complete and accurate in all material respects.

With respect to all documents examined by us, we have assumed (i) the authenticity of all documents submitted to us as authentic originals, (ii) the conformity with the originals of all documents submitted to us as copies or forms, and (iii) the genuineness of all signatures.

For purposes of this opinion, we have assumed (i) that the LLC Agreement and the LLC Certificate (A) are in full force and effect on the date hereof and have not been amended, and were in full force and effect and were not amended as of the date on which the Outstanding Trust Interests were issued and (B) will be in full force and effect and will not have been amended as of the date on which any New Trust Interests are issued, (ii) that each of the parties (other than the LLC or, to the extent covered in the opinion of Richards, Layton & Finger, P.A. of even date herewith, the Trust) to the documents examined by us has been duly created, organized or formed, as the case may be, and is validly existing in good standing under the laws of the jurisdiction governing its creation, organization or formation, (iii) the legal capacity of natural persons who are signatories to the documents examined by us, (iv) that each of the parties (other than the LLC or, to the extent covered in the opinion of Richards, Layton & Finger, P.A. of even date herewith, the Trust) to the documents examined by us has the power and authority to execute and deliver, and to perform its obligations under, such documents, (v) the due authorization, execution and delivery by the parties thereto of the documents examined by us, (vi) that each Person to whom an Outstanding Trust Interest was issued by the LLC (each, a “Current Holder” and collectively, the “Current Holders”) received a Trust Interest Certificate for such Outstanding Trust Interest and paid for the Outstanding Trust Interest acquired by it, in accordance with the LLC Agreement, (vii) that each Person to whom a New Trust Interest is to be issued by the LLC (each, a “New Holder” and collectively, the “New Holders”) will receive a Trust Interest Certificate for such New Trust Interest and will pay for the New Trust Interest acquired by it, in accordance with the LLC Agreement and the Registration Statement, (viii) that the books and records of the LLC set forth the names and addresses of all Persons admitted or to be admitted as members of the LLC and the dollar value of each such member’s contribution to the LLC, (ix) that the Outstanding Trust Interests were issued and sold to the Current Holders in accordance with the LLC Agreement, and (x) that the New Trust Interests are issued and sold to the New Holders in accordance with the Registration Statement and the LLC Agreement. We have not participated in the preparation of the Registration Statement or the Prospectus and assume no responsibility for their contents, other than this opinion.

Compass Group Diversified Holdings LLC

December 5, 2014

This opinion is limited to the laws of the State of Delaware (excluding the blue sky laws of the State of Delaware), and we have not considered and express no opinion on the laws of any other jurisdiction, including federal laws and rules and regulations relating thereto. Our opinions are rendered only with respect to Delaware laws and rules, regulations and orders thereunder which are currently in effect.

Based upon the foregoing, and upon our examination of such questions of law and statutes of the State of Delaware as we have considered necessary or appropriate, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that:

1. The LLC has been duly formed and is validly existing in good standing as a limited liability company under the Delaware Limited Liability Company Act (6 Del. C. § 18-101, et seq.).

2. The Outstanding Trust Interests have been validly issued and, subject to the qualifications set forth in paragraph 4 below, are fully paid and nonassessable limited liability company interests in the LLC.

3. The New Trust Interests will be validly issued and, subject to the qualifications set forth in paragraph 4 below, fully paid and nonassessable limited liability company interests in the LLC.

4. A Trust Interest Holder shall not be obligated personally for any of the debts, obligations or liabilities of the LLC, whether arising in contract, tort or otherwise, solely by reason of being a member of the LLC, except as a Trust Interest Holder may be obligated to repay any funds wrongfully distributed to it. We note that a Trust Interest Holder may be obligated pursuant to the LLC Agreement to provide the Transfer Agent sufficient indemnity in connection with the issuance of replacement Trust Interest Certificates.

We consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. In addition, we hereby consent to the use of our name under the heading “Legal Matters” in the Prospectus. In giving the foregoing consents, we do not thereby admit that we come within the category of persons or entities whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Richards, Layton & Finger, P.A.

MVP/WJD